Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 33-28248 on Form N-1A of BlackRock Emerging Markets Fund, Inc. of our report dated December 20, 2019, relating to the financial statements and financial highlights of BlackRock Emerging Markets Fund, Inc. and BlackRock Latin America Fund, Inc. (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended October 31, 2019, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 24, 2020